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                                                       EXHIBIT 10(hhh)


                SECOND AMENDMENT TO SALE AND PURCHASE AGREEMENT


     THIS SECOND AMENDMENT TO SALE AND PURCHASE AGREEMENT ("Second Amendment") is made and entered into this 18th day of August, 1994, by and between INTERSTATE GENERAL COMPANY L.P., a Delaware limited partnership ("Seller"); and
K. HOVNANIAN AT MONTCLAIR, INC. ("Purchaser").

                                   RECITALS:

     A. Seller and Purchaser entered into a Sale and Purchase Agreement dated as of September 30, 1992 for the sale and purchase of certain real property in Southlake at Montclair, Phase III, Prince William County, Virginia, as such real property is more particularly described therein. Said Sale and Purchase Agreement was amended by that certain First Amendment to Sale and Purchase Agreement dated October 16, 1992. Said documents are referred to together herein as the "Contract" and are incorporated herein by this reference.

     B. Seller and Purchaser agree to further amend the Contract as set forth herein. Unless otherwise specified, each capitalized term herein shall have the same definition set forth in the Contract.

     THIS SECOND AMENDMENT WITNESSETH, THEREFORE, that in consideration of the foregoing recitals, each of which is hereby incorporated by this reference, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree to amend the Contract as follows:

     1.   REVISED S6 SETTLEMENT SCHEDULE.

          The settlement schedule for the remaining TH Lots in S6 is hereby changed as follows: Purchaser has settled on the purchase of nine (9) S6 Lots on May 5, 1994 and subject to the contingencies set forth in Paragraph 4 of the Contract, shall be required to settle on 1) nine (9) more S6 Lots on or before August 1, 1994, and 2) all remaining S6 Lots on or before January 31, 1995.

     2.   CONVERSION OF S4 CONDO UNITS TO FEE SIMPLE TOWNHOUSES.

          A.   Conversion and Purchase Price.

               Seller acknowledges and agrees that Purchaser will develop the S4 Condo Units into one hundred seventeen (117) fee simple townhouses instead of the one hundred thirty-two (132) S4 Condo Units described in the Contract. Notwithstanding, the parties have agreed that the purchase price for such property (the "Former S4 Condo Units") shall be calculated as if the Former S4 Condo Units were to be developed as one hundred thirty-two (132) Condo Units, i.e. EIGHT THOUSAND DOLLARS ($8,000.00), plus the escalator (8% annual simple interest commencing October 16, 1992) applicable to each settlement, multiplied by one hundred thirty-two (132) units, of which forty-five (45) Former S4 Condo Units (since converted to forty (40) fee simple townhouse lots) have been purchased.




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          B.   Payment of Purchase Price.

               Subject to the contingencies set forth in Paragraph 4 of the Contract, Purchaser shall be required to pay the purchase price for the remaining Former S4 Condo Units as follows:

          (i) thirty-five (35) Former S4 Condo Units not later than November 30, 1994;

         (ii)  forty (40) Former S4 Condo Units not later than May 31, 1995;
and

        (iii)  twelve (12) Former S4 Condo Units not later than December 31,
1995.

         (iv) Consistent with Paragraph 5A(v) of the Contract, the purchase price paid for any Former S4 Condo Units which is paid for in advance of the foregoing semi-annual minimum shall be credited to the minimum purchase requirement, that Purchaser is required to purchase in the next succeeding semi-annual period.

     3.   S4 TH LOT SETTLEMENT SCHEDULE.

          Seller acknowledges and agrees that Purchaser has contracted to sell the portion of the Property described in the Contract as the S4 TH Lots (i.e., not the Former S4 Condo Units) to a third-party builder. Notwithstanding Paragraph 5A(iii) of the Contract, which provides that Purchaser will settle on a minimum of forty-five (45) S4 TH Lots not later than eighteen (18) months after the date of the initial S6 settlement (i.e., not later than April 16, 1994), settlement on forty-four (44) S4 TH Lots occurred on January 14, 1994 and, subject to the contingencies set forth in Paragraph 4 of the Contract, settlement on the remaining forty-six S4 TH Lots shall occur not later than December 31, 1994. Consistent with the January 14, 1994 settlement, and at no cost to Seller, Seller shall deed such S4 TH Lots directly to said third-arty builder by special warranty deed which is in all respects but the identity of the Grantee identical to the deed Seller would otherwise grant to Purchaser.

     4.   CONVERSION OF S5 CONDO UNITS TO FEE SIMPLE TOWNHOUSES.

          A.   Conversion and Price.

               Seller acknowledges and agrees that Purchaser will develop the S5 Condo Units into one hundred seventy-four (174) fee simple townhouses (the "S5 TH Lots") instead of the four hundred forty-eight (448) S5 Condo Units described in the Contract. The purchase price for each S5 TH Lot shall be eleven per cent (11%) of Purchaser's gross sales price for such lot, together with a completed home thereon, to a third party purchaser (the "Retail Price").

Notwithstanding, the "Minimum Purchase Price" for each S5 townhouse Lot shall be SIXTEEN THOUSAND DOLLARS ($16,000.00). The Minimum Purchase Price for each S5 TH Lot, plus six per cent (6%) per annum from September 1, 1994, prorated to the date of each settlement, shall be paid to Seller at settlement by cashier's check or wire fund transfer. Purchaser's obligation to pay an additional amount (for each lot where the Minimum Purchase Price paid is less than eleven per cent (11%) of the Retail Price) shall be a covenant running with the land. Such additional amount for each lot, if any, shall be due and payable without interest from Purchaser's proceeds of settlement on the sale of such lot and the completed house thereon to a third party buyer.

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          B.   Settlement Schedule.

               Purchaser shall be required to settle on a minimum of nine (9) S5 TH Lots per quarter, with the first S5 TH Lot settlement to occur on May 1, 1995. Each S5 settlement shall be subject to the contingencies set forth in Paragraph 4 of the Contract. The take down of the initial S5 TH Lot settlement shall be subject to the additional contingency that Purchaser shall have obtained final site plan approval from Prince William County for the applicable portion of S5, so that such portion of S5 is ready for bonding. Purchaser shall diligently seek such site plan approval.

     5.   INDUSTRIAL SITE.

          A.   Property Description.

               Seller hereby agrees to sell and Purchaser hereby agrees to buy the approximately 13.1888 acres of land shown on the boundary survey titled "BOUNDARY SURVEY OF A PORTION OF THE LAND OF INTERSTATE GENERAL DEVELOPMENT INC.", prepared by Greenhorne & O'Mara, Inc. and dated December 1, 1988, which is attached hereto and incorporated herein by this reference as Exhibit "2-A". Said property is considered to be a part of the Property but shall be identified as the "Industrial Site". All relevant terms and conditions of the Contract shall apply to the Industrial Site except as set forth in this Second Amendment.

          B.   Rezoning.

               With Seller's consent, Purchaser has obtained approval, subject to appeal, of its application to the Prince William County Board of Supervisors to rezone the Industrial Site from its current zoning (RPC-Industrial) to RPC Low Density Residential (the "Rezoning"), yielding approval for a density of fifty-three (53) single family detached lots.

          C.   Purchase Price and Method of Payment.

               The following purchase price shall apply to each single family detached lot in the Industrial Site shown on a subdivision record plat which has been approved by all applicable Prince William County authorities (an "Approved Plat"). Purchaser shall pay Seller thirteen and one-half per cent (13 1/2%) of Purchaser's gross sales price for each such lot, together with a completed house thereon, to a third party purchaser (the "Retail Price"). Notwithstanding, the "Minimum Purchase Price" for each Industrial site lot shall be TWENTY-FIVE THOUSAND DOLLARS ($25,000.00),k and the "Maximum Purchase Price" for each Industrial Site lot shall be THIRTY-TWO THOUSAND DOLLARS ($32,000.00). The Minimum Purchase Price for each Industrial Site lot, plus six per cent (6%) per annum from August 31, 1994, prorated to the date of each settlement, shall be paid to Seller at settlement by cashier's check or wire fund transfer. Purchaser's obligation to pay an additional amount (for each lot where the Minimum Purchase Price paid is less than thirteen and one-half per cent (13 1/2%) of the Retail Price) shall be a covenant running with the land. Such additional amount for each lot, if any, shall be due and payable without interest from Purchaser's proceeds of settlement on the sale of such lot and completed house thereon to a third party buyer.






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          D.   Industrial Site Settlement Schedule.

               Purchaser shall settle on twenty-seven (27) of the Industrial site lots within fifteen (15) days after final Prince William County approval, subject only to the posting of normally required bonds and escrows, of a final site plan for the Industrial Site (the "Approved Site Plan"), and the remaining Industrial Site lots within six (6) months thereafter. Purchaser shall be entitled to more than one (1) settlement during any six (6) month period. The exact number of lots to be purchased at any settlement shall depend upon the phasing of the Approved Site Plan and Approved Plat.

          E.   Contingencies.

               1. The obligation of Purchaser to purchase any portion of the Industrial Site shall be contingent upon each and all of the contingencies set forth in Paragraphs 4A, B, E and F of the Contract, and such contingencies are modified as the context would require as follows:

               (a) The contingencies described in Paragraph 4A are hereby modified to also apply to the dwellings Purchaser intends to construct on each single family detached lot approved in the Rezoning.

               (b) Purchaser shall have the same rights and Seller shall have the same obligations with respect to title to the Industrial Site as apply to the rest of the Property as described in Paragraph 4B, except that Purchaser shall be required to obtain a current ALTA standard coverage title insurance commitment which pertains to the Industrial Site (the "Industrial Site Commitment") within thirty (30) days after this Second Amendment is executed by the last party to do so (the "Effective Date"). Purchaser shall notify Seller of objections to any matter disclosed by the Industrial Site Commitment within forty (40) days after the Effective Date.

               (c) The Stand Still Agreement shall be modified by Seller to include the Industrial Site and executed by all parties thereto.

               (d) Each of Seller's warranties and representations set forth in the Contract are hereby restated with respect to this Second Amendment and the Industrial Site.

               2. In addition, Purchaser's obligation to purchase any portion of the Industrial Site shall be contingent upon the statutory period for appealing the Rezoning having expired without appeal having been duly filed and Purchaser having obtained an Approved Site Plan and Approved Plat for the applicable portion of the Industrial Site at each settlement. Purchaser shall diligently pursue the Approved Site Plan(s) and Approved Plat(s) at its sole expense.

          F.   Default.

               The notice and cure provisions set forth in Paragraphs 11A and B of the Contract shall also apply with respect to default by either Seller or Purchaser with respect to the Industrial Site. Seller and Purchaser further agree that the Deposit shall be reduced by ONE HUNDRED THOUSAND DOLLARS ($100,000.00) upon consummation of the first S5 TH Lot settlement.





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     6.   NO OTHER TERMS CHANGED.

          No other terms and conditions of the Contract, as previously amended, are amended hereby. To the extent this Second Amendment conflicts or is inconsistent with the Contract, as previously amended, this Second Amendment shall control. The Contract, as modified by this Second Amendment, remains in full force and effect and is binding upon the parties.

     WITNESS the following signatures and seals:

                                   SELLER:

                                   INTERSTATE GENERAL COMPANY L.P.
                                   A Delaware Limited Partnership

                                   By:  INTERSTATE MANAGEMENT CORP.
                                        A Delaware Corporation
                                        General Partner


                                   By:  /s/ Edwin L. Kelly
                                        ------------------------(Seal)
                                        Edwin L. Kelly
                                        Senior Vice President



                                   PURCHASER:

                                   K. HOVNANIAN AT MONTCLAIR, INC.
                                   A Virginia Corporation


                                   By:  /s/ Brian McGregor
                                        ------------------------(Seal)
                                        Brian McGregor
                                        President